UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation)	1-5491 (Commission File Number)	98-1023315 (IRS Employer Identification No.)
2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of principal executive offices)		77056-6189 (Zip code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Rowan Companies plc (the “Company”) has appointed Dennis S. Baldwin (age 55) as Chief Accounting Officer, effective April 4, 2016. Mr. Baldwin has over 30 years of industry experience, and joins most recently from Cameron International Corporation, where he served as Vice President, Controller and Chief Accounting Officer beginning in March 2014 until March 2016 when Cameron was acquired by Schlumberger Limited. Prior to joining Cameron, he was Senior Vice President and Chief Accounting Officer of KBR, Inc. from August 2010 to March 2014, and Vice President and Chief Accounting Officer of McDermott International from October 2007 to August 2010, and prior to that served as Vice President and Chief Accounting Officer for Integrated Electrical Services and Vice President, Corporate Controller at VERITAS, DGC. Mr. Baldwin is a Certified Public Accountant and holds an MBA from the University of Houston and a BBA in Accounting from Sam Houston State University.

Mr. Baldwin’s annual base salary will be $300,000. He will participate in the Company’s annual incentive plan and long-term incentive plan in 2016 on a pro-rated basis, with targets of 50% and 175% of base salary, respectively. Mr. Baldwin will enter into a change in control arrangement with standard terms and conditions and a severance payment of 1.5 times the sum of base salary and calculated bonus should Mr. Baldwin be terminated in connection with a change in control of the Company. The agreement will also provide for an acceleration of vesting of outstanding equity awards upon a change in control, but will not include any excise tax gross up provision. As an officer, Mr. Baldwin will also enter into the Company’s standard indemnification arrangements.

Effective March 31, 2016, Mr. Gregory M. Hatfield resigned from the Company to pursue other interests. Mr. Hatfield served the Company for 22 years in various capacities and the Company thanks him for his dedication and service.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2016	ROWAN COMPANIES PLC

	By:	/s/ Melanie M. Trent
Melanie M. Trent
Executive Vice President, Chief Administrative Officer and General Counsel

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